                                                                     EXHIBIT 4.1

 _____________________________________________________________________________




                             STOCKHOLDERS AGREEMENT



                                  by and among



                                RAZORFISH, INC.,


                               COMMUNICADE INC.,


                               SPRAY VENTURES AB,


                               JEFFREY A. DACHIS


                                      AND


                               CRAIG M. KANARICK



______________________________________________________________________________


                         Dated as of October 1, 1998

                               TABLE OF CONTENTS


                                   ARTICLE I

                                     TERM

Section 1.1 Term.................................................... 1

                                  ARTICLE II

           RESTRICTIONS ON TRANSFERS; OPTIONS; RIGHTS OF FIRST OFFER


Section 2.1 Restrictions on Transfers............................... 1

Section 2.2 Third Parties; Legend................................... 2

Section 2.3 Transfers in Violation of Agreement..................... 2

Section 2.4 Communicade Ten Percent Option.......................... 2

        2.4.1 Communicade Ten Percent Option........................ 2

        2.4.2 Communicade Option Notice............................. 3

        2.4.3 Closing............................................... 3

        2.4.4 Price Adjustment...................................... 3

        2.4.5 Repurchase of Purchased Shares........................ 3

Section 2.5 Right of First Offer.................................... 4

        2.5.1 Grant of Option....................................... 4

        2.5.2 Exercise of Option.................................... 4

        2.5.3 Contract with Proposed Purchaser...................... 4

        2.5.4 Non-Impairment of Certain Rights...................... 5

Section 2.6 Financing Right and Call Option......................... 5

        2.6.1 Financing Right....................................... 5

        2.6.2 Call Option........................................... 5

        2.6.3 Call Option Notice.................................... 5

        2.6.4 Call Option Purchase Price............................ 6

        2.6.5 Closing............................................... 6

Section 2.7 Pledge of Company Stock by Spray Ventures................ 6


                                  ARTICLE III

                 COVENANTS OF THE COMPANY AND THE STOCKHOLDERS


Section 3.1 Financial Reporting and Budgeting........................ 6

Section 3.2 Board of Directors....................................... 7

Section 3.3 Management of the Company................................ 7

        3.3.1 Board of Directors Action.............................. 7

        3.3.2 Stockholder Action..................................... 9

        3.3.3 Related Provisions..................................... 9


                                  ARTICLE IV

                           COVENANTS OF COMMUNICADE


Section 4.1 Line of Credit........................................... 9

Section 4.2 Acquisition Financing.................................... 9


                                   ARTICLE V

                                 MISCELLANEOUS

Section 5.1 Notices.................................................. 10

Section 5.2 Entire Agreement......................................... 12

Section 5.3 Employment............................................... 12

Section 5.4 The Spray Name and Trademark............................. 12

Section 5.5 Waiver................................................... 12

Section 5.6 Severability............................................. 12

Section 5.7 Assignment............................................... 12

Section 5.8 Headings................................................. 12

Section 5.9 Further Assurances....................................... 12

Section 5.10 Specific Performance.................................... 12

Section 5.11 Governing Law........................................... 13

Section 5.12 Counterparts......................... 13

                            STOCKHOLDERS AGREEMENT

          AGREEMENT dated as of October 1, 1998 by and among RAZORFISH, INC., a New York corporation (the "COMPANY"); COMMUNICADE INC., a Delaware corporation ("COMMUNICADE") and wholly-owned subsidiary of Omnicom Group Inc., a New York corporation ("OMNICOM"); SPRAY VENTURES AB, a corporation incorporated under the laws of the Kingdom of Sweden with identification number 556506-7997 ("SPRAY VENTURES"); JEFFREY A. DACHIS ("DACHIS") and CRAIG M. KANARICK ("KANARICK") (Communicade, Spray, Dachis and Kanarick are sometimes individually referred to as a "STOCKHOLDER" and collectively as the "STOCKHOLDERS").

                             W I T N E S S E T H:

          WHEREAS, entering into this Agreement is a condition of closing under the Stock Purchase Agreement of even date herewith (the "PURCHASE AGREEMENT") among the Company, Spray Ventures and Communicade pursuant to which the Company purchased 100% of the issued and outstanding shares of capital stock of Spray Network AB, a corporation incorporated under the laws of the Kingdom of Sweden with identification number 556503-3247 ("SPRAY NETWORK"); and

          WHEREAS, the parties desire to enter into certain agreements with respect to the purchase and sale of common stock, par value $.01 per share, of the Company (the "COMPANY STOCK") and the management and operations of the Company and certain other provisions;

          NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

                                   ARTICLE I

                                     TERM
                                     ----

     SECTION 1.1  Term. This Agreement shall continue in effect until the
                  ----
closing of the Company's first firm commitment underwritten public offering pursuant to an effective Registration Statement (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") covering the offer and sale of Company Stock to the public (the "Offering") or until the Stockholders otherwise agree in writing. The period during which this Agreement is in effect is sometimes referred to herein as the "Term."


                                  ARTICLE II

           RESTRICTIONS ON TRANSFERS; OPTIONS; RIGHTS OF FIRST OFFER
           ---------------------------------------------------------

     SECTION 2.1  RESTRICTIONS ON TRANSFERS. No Stockholder shall have the right
                  -------------------------
or the power to, and each Stockholder covenants and agrees that he or it will not, directly or indirectly, by any means and whether or not for consideration, sell, assign, pledge or otherwise transfer or dispose any Company Stock or assign any of his or its rights or delegate any duties or obligations under this Agreement except in compliance with this
Article II or as provided in Section 5.6 below. If a Stockholder who has become obligated to sell shares of Company Stock hereunder shall fail to deliver the certificates representing such shares of Company Stock in accordance with the terms of this Agreement, the purchasing Stockholder(s) shall, at its option and in addition to all other remedies they may have, send to such selling Stockholder the purchase price, as provided herein, and shall give notice of such action to the Company. Thereupon the Company shall cancel on its books the certificate or certificates representing the shares of Company Stock to be sold, shall issue, in lieu thereof, a new certificate registered in the name of the purchasing Stockholder(s) representing such shares of Company Stock and shall deliver such new certificate to the purchasing Stockholder(s), and thereupon, such selling Stockholder shall have no further rights whatsoever with respect to such shares of Company Stock, except to receive payment of any unpaid portion of the purchase price as provided herein.

     SECTION 2.2  THIRD PARTIES; LEGEND.  In the event that a Stockholder shall
                  ---------------------
sell or otherwise transfer shares of Company Stock to a third party as permitted by this Agreement, such third party shall be bound by the terms of this Agreement and shall be required to sign an agreement to such effect prior to the effectiveness of such transfer. In addition, prior to any such transfer being effective, such third party shall execute and deliver to the Company an investment letter in a form customarily given in connection with such private placement transfers. From and after such transfer, such transferee shall be deemed to be included with the definition of "STOCKHOLDER" as used herein. The fact that Company Stock is subject to the restrictions set forth in this Agreement (including, but not limited to the provision of Article III) shall be reflected on all stock certificates representing shares of Company Stock.

     SECTION 2.3  TRANSFERS IN VIOLATION OF AGREEMENT. Any purported transfer by
                  -----------------------------------
a Stockholder of all or any of his Company Stock, any purported assignment by any Stockholder of any of his or its rights under this Agreement, and any purported delegation by a Stockholder of any of his or its duties or obligations under this Agreement in contravention of any of the provisions of this Article II will be null and void ab initio and of no force and effect.

     SECTION 2.4  COMMUNICADE TEN PERCENT OPTION.
     -------------------------------------------

          2.4.1   Communicade Ten Percent Option.  In the event that the Company
                  ------------------------------
shall contemplate effecting an Offering, Communicade shall have the right, but not the obligation (the "COMMUNICADE TEN PERCENT OPTION"), to purchase from the Company, up to such number of shares of Company Stock as shall equal 10% of the then issued and outstanding Company Stock on a fully diluted basis (the "OPTION SHARES"). For purposes of this Agreement, "fully diluted basis" shall mean all shares of Company Stock issued and outstanding together with (a) all shares of Company Stock issuable upon the exercise of all outstanding options, warrants, rights, subscriptions, calls, commitments, understandings, rights of exchange, plans or other agreements to acquire shares of Company Stock other than shares issuable pursuant to the Communicade Ten Percent Option, and (b) all shares of Company Stock into which any other class of the Company's outstanding securities are convertible; provided, however, any shares of Company Stock expected to be issued and sold by the Company in the Offering shall not be included.

          2.4.2  Communicade Option Notice.  Communicade shall exercise the
                 -------------------------
Communicade Ten Percent Option in whole or in part by sending a written notice (the "COMMUNICADE OPTION NOTICE") to the Company indicating its desire to purchase such Option Shares within 10 days following notice to Communicade from the Company (the "COMPANY OPTION NOTICE") that it is substantially prepared to make the initial filing of the Registration Statement with the Securities and Exchange Commission (the "SEC"). If Communicade exercises its Communicade Ten Percent Option, then Communicade shall be obligated to purchase and the Company shall be obligated to sell the Option Shares, at a per share price equal to 80% of the amount stated in the Company Option Notice, such amount to be equal to the bottom of the range for the per share price to public as estimated by Credit Suisse First Boston (or such other underwriter then advising the Company) (the "ESTIMATED IPO PRICE").

          2.4.3  Closing.  The closing for the purchase and sale of the Option
                 -------
Shares under the provisions of this Section 2.4 shall be held within 5 days following delivery of the Communicade Option Notice. At such closing, (i) Communicade shall pay in cash the purchase price in full, (ii) the Company shall issue and deliver to Communicade the certificate or certificates evidencing the Option Shares to be purchased by Communicade at such closing free and clear of all claims, liens, encumbrances, mortgages, security interests, charges and restrictions of any kind or character, except for the restrictions set forth herein and such other restrictions as may otherwise be required or imposed by applicable law and (iii) Communicade shall execute and deliver to the Company an investment letter in a form customarily given in connection with the private placement issuance of securities. Any cash payment shall be by certified check or wire transfer in accordance with instructions from the Company.

          2.4.4  Price Adjustment.  Subject to Section 2.4.5, upon the closing
                 ----------------
of the Offering, the Company shall adjust the total purchase price paid by Communicade for the Option Shares, as follows:

          (i) If the Estimated IPO Price is less than the per share price to public set forth on the final prospectus filed by the Company with the SEC in connection with the Offering (the "IPO PRICE"), then Communicade shall pay to the Company 80% of the product of (x) the number of Option Shares and (y) the difference between the IPO Price and the Estimated IPO Price;

          (ii) If the Estimated IPO Price is greater than the IPO Price, then the Company shall pay Communicade 80% of the product of (x) the number of Option Shares and (y) the difference between the Estimated IPO Price and the IPO Price.

Any payments required under this Section 2.4.4 shall be made simultaneously with the closing of the Offering.

          2.4.5  Repurchase of Purchased Shares.  If the Offering does not close
                 ------------------------------
within nine months after the Communicade Option Notice is delivered, (x) Communicade can cause the Company and the Company agrees to repurchase the Option Shares and (y) upon the affirmative vote of a majority of the Stockholders, the Company can cause Communicade and Communicade agrees to sell the Option Shares to the Company, in each instance at a price per share equal to the

Estimated IPO Price. The Company shall repurchase such shares within 10 days following written notice to the Company, which notice must be given within 12 months after the Communicade Option Notice is delivered. If the Company repurchases the Option Shares in accordance with this Section 2.4.5, the parties agree that the Communicade Ten Percent Option shall be automatically reinstated and that the provisions of this Section 2.4 shall be interpreted as if no Communicade Option Notice shall have been delivered nor an initial filing of a Registration Statement made.

     SECTION 2.5  RIGHT OF FIRST OFFER.
                  --------------------

          2.5.1   Grant of Option.  If any Stockholder desires to sell, assign,
                  ---------------
transfer, encumber or otherwise dispose ("DISPOSE") of shares of Company Stock then owned by such Stockholder (the "SELLING STOCKHOLDER"), the Selling Stockholder shall deliver a written notice (a "NOTICE OF FIRST OFFER") to each other Stockholder (an "OFFEREE STOCKHOLDER"). The Notice of First Offer shall describe in reasonable detail the shares of Company Stock being offered (the "OFFERED STOCK"), the purchase price (which, if not in cash, may be reduced, at the option of any Offeree Stockholder, to its cash equivalent as reasonably determined by the Company and its accountants) requested for each share of Offered Stock (the "TARGET PRICE") and all other material terms and conditions of the offer.

          2.5.2   Exercise of Option.  If the Selling Stockholder delivers a
                  ------------------
Notice of First Offer, each Offeree Stockholder shall have the option to purchase all, but not less than all, of his pro-rata share of the Offered Stock at the Target Price and on the other terms contained in the Notice of First Offer by notifying the Selling Stockholder in writing within 30 days after receipt of a Notice of First Offer (the "OFFER PERIOD") that such Offeree Stockholder elects to purchase his pro-rata share of the Offered Stock ("EXERCISE NOTICE"). Each Offeree Stockholder may also elect to purchase all, but not less than all, of the Offered Stock not elected to be purchased by any other Offeree Stockholders (the "REMAINING OFFERED STOCK"), by so indicating in his Exercise Notice. If only one Offeree Stockholder makes such an election, such Offeree Stockholder shall purchase all of the Remaining Offered Stock. If more than one Offeree Stockholder makes such an election, such Offeree Stockholders shall purchase a pro rata portion of the Remaining Offered Stock. If the Offeree Stockholders do not collectively elect to purchase all of the Offered Stock pursuant to this Section, the Offeree Stockholders will not have the right to purchase any of the Offered Stock hereunder. Any purchase and sale pursuant to the provisions of this Section 2.5.2 shall occur not later than 60 days after the date of the delivery of the Notice of First Offer to the Offeree Stockholders, subject to the satisfaction of any regulatory requirements.

          2.5.3   Contract with Proposed Purchaser. If any Selling Stockholder
                  --------------------------------
has given the Offeree Stockholders a Notice of First Offer and the Offeree Stockholders have failed to exercise their right to purchase all, but not less than all, of the Offered Stock under Section 2.5.3, the Selling Stockholder may within 90 days after the end of the Offer Period, execute a contract with a third party (the "PROPOSED PURCHASER") providing for the bona fide sale of the Offered Stock at the Target Price or any amount in excess of the Target Price and on the other terms contained in the Notice of First Offer (the "PURCHASE CONTRACT"). Within 10 days after the execution of the Purchase Contract, the Selling Stockholder shall deliver a written notice of such Purchase Contract (a "NOTICE OF PROPOSED TRANSFER") to each Offeree Stockholder together with a copy of the Purchase Contract. Such Notice of Proposed Transfer will also include the name of the Proposed Purchaser and a statement of the material relationships, if any, between each Selling Stockholder and the Proposed Purchaser. If the Proposed Purchaser is not an individual, the Notice of Proposed Transfer shall also include a brief description of the business of the Proposed Purchaser and copies of the Proposed Purchaser's financial statements (audited, to the extent available) for the preceding three fiscal years.

          2.5.4   Non-Impairment of Certain Rights.  The failure by an Offeree
                  --------------------------------
Stockholder to exercise his right to purchase his pro-rata share of Company Stock under this Section 2.5 in connection with any one proposed sale will not, in any manner, waive or otherwise impair the rights of such Offeree Stockholder to purchase shares of Company Stock in connection with any other proposed sale.

     SECTION 2.6  FINANCING RIGHT AND CALL OPTION
                  -------------------------------

          2.6.1   Financing Right.  In the event that prior to the Offering, the
                  ---------------
Company desires to raise capital solely for the purpose of financing operations in the ordinary course of business through a private placement of its securities (the "PRIVATE PLACEMENT"), prior to requesting the Board of Directors of the Company to authorize and approve such matter, the Company shall negotiate and obtain a bona fide term sheet with respect to the private placement of such securities and shall give notice of such offer to Communicade (the "PLACEMENT NOTICE"), which Placement Notice shall be accompanied by a detailed written description of the terms and conditions of the proposed Private Placement. Communicade shall then have the right (the "FINANCING RIGHT"), but not the obligation, to provide such financing in whole or in part on the terms and conditions specified in the Placement Notice; such right to be exercisable by Communicade giving the Company notice of such election within 30 days after the giving of the Placement Notice. In the event that Communicade elects to exercise its Financing Right, the Company and Communicade (or another company within the Omnicom Group designated by Communicade) shall enter into such agreements and take such actions as are reasonable and customary under the circumstances to carry out such financing within a reasonable time period.

          2.6.2   Call Option.  In the event that Communicade does not exercise
                  -----------
its Financing Right and votes against the Private Placement, the Stockholders other than Communicade (the "CALLING STOCKHOLDERS") shall have the option (the "CALL OPTION"), but not the obligation, exercisable for 30 days following such negative vote by Communicade to purchase all, but not less than all, of the Company Stock then owned by Communicade.

          2.6.3   Call Option Notice. The Call Option may be exercised by the
                  ------------------
Calling Stockholders by giving written notice of exercise to Communicade. If the Calling Stockholders exercise the Call Option, then the Calling Stockholders shall be obligated to purchase and Communicade shall be obligated to sell all the shares of Company Stock then owned by it at the purchase price and on the terms as provided in Section 2.6.4. Each Calling Stockholder shall purchase from Communicade his pro rata share of Communicade's Company Stock in accordance with his or its then respective ownership of Company Stock, unless otherwise agreed among the Calling Stockholders, and Communicade shall sell such Company Stock to each such Calling Stockholder in accordance with the foregoing.

          2.6.4   Call Option Purchase Price.  The aggregate purchase price to
                  --------------------------
be paid by the Calling Stockholders upon their exercise of the Call Option shall be such amount and on such terms to be negotiated between Communicade and the Calling Stockholders in good faith, such aggregate purchase price to be allocated among the Calling Stockholders in accordance with the number of shares of Company Stock purchased by each such Calling Stockholder.

          2.6.5   Closing.  The closing for the purchase and sale of shares of
                  -------
Company Stock under the provisions of this Section 2.6 shall be held at the offices of the Company within 30 days after the exercise of the Call Option. At such closing, (i) the Calling Stockholders shall pay the purchase price in full by certified check or wire transfer in accordance with instructions from Communicade, (ii) the Company shall repay in full any indebtedness owed by it to Communicade and/or any of its affiliates, including, but not limited to, the Line of Credit and the acquisition financing referred to in Sections 4.1 and 4.2 respectively hereto, and (iii) Communicade shall execute and deliver to the Calling Stockholders the certificate or certificates evidencing the shares of Company Stock to be sold by Communicade at such closing, duly endorsed for transfer to the Calling Stockholders (or accompanied by a stock power duly endorsed for transfer to the Calling Stockholders), free and clear of all claims, liens and encumbrances.

     SECTION 2.7  PLEDGE OF COMPANY STOCK BY SPRAY VENTURES.  Notwithstanding
                  -----------------------------------------
anything in this Article II to the contrary, Spray Ventures shall be entitled to pledge the shares of Company Stock held by it (the "Pledged Shares") in connection with the Pledge Agreement (the "Pledge Agreement") dated as of the date hereof between Spray Ventures and Omnicom Finance Inc., a Delaware corporation ("OFI"), and OFI shall be permitted to have ownership of such shares of Company Stock transferred to it in accordance with such Pledge Agreement. In the event that OFI shall take ownership of the Pledged Shares in accordance with this Section 2.7, OFI shall be deemed to be included within the definition of "Stockholder" as used herein.

                                  ARTICLE III

                 COVENANTS OF THE COMPANY AND THE STOCKHOLDERS

     SECTION 3.1  FINANCIAL REPORTING AND BUDGETING.  The Stockholders agree to
                  ---------------------------------
abide by, and to cause the Company to comply on a timely basis with the Communicade financial reporting and budgeting process as from time to time in effect, which procedures require the approval by Communicade of annual profit and capital expenditure plans. The financial reporting and budgeting procedures for companies which are not majority-owned by Communicade require the completion of the following items: (i) a monthly abbreviated profit and loss statement,
(ii) a quarterly balance sheet and income statement, (iii) a year-end balance sheet and income statement, together with supporting schedules and (iv) annual profit and capital expenditure budgets and quarterly reforecasts thereof.

     SECTION 3.2  BOARD OF DIRECTORS.  The Stockholders agree that during the
                  ------------------
Term and as long as Communicade shall own less than 51% of the Company Stock, the Board of Directors of the Company shall consist of seven directors. Communicade shall be entitled to designate one director, Dachis and Kanarick shall be entitled to designate a total of three directors and Spray Ventures shall be entitled to designate three directors for as long as they own any shares of Company Stock. The Stockholders agree to vote their shares to elect directors in accordance with the provisions of this paragraph.

     SECTION 3.3  MANAGEMENT OF THE COMPANY.
                  -------------------------

          3.3.1   Board of Directors Action.  The parties agree that during the
                  -------------------------
Term, the taking of any of the actions listed below by the Company shall require the unanimous vote of all of the directors of the Company:

          (i) the sale, lease or other disposition of all or substantially all of the Company's assets or business;

          (ii) the creation of, or the modification of any of the terms of, any of the following financial arrangements: any security interest on any of the Company's material assets or properties other than in the ordinary course of the Company's business; any guarantee by the Company of the obligations of any third party, whether a Stockholder, a director or employee of the Company or otherwise; or any indebtedness for borrowed money, except for (x) indebtedness for borrowed money incurred in the ordinary course of the Company's business not in excess of $100,000 and (y) indebtedness for borrowed money to Omnicom or any subsidiary thereof;

          (iii) entering into any business other than, or any transaction outside, the normal business activities of the Company and related activities;

          (iv) the amendment of the Company's Certificate of Incorporation or By-Laws;

          (v) any increase or decrease in the capitalization of the Company including any creation of or increase in the Company's bonded indebtedness;

          (vi) the issuance or sale of stock or other securities of the Company, or stock options, warrants or obligations convertible into such stock or securities, except pursuant to options granted or to be granted under any option plan existing as of the date hereof;

          (vii) any acquisition by the Company of the stock, assets or business of another corporation or entity or any investment by the Company of corporate funds in another corporation or entity;

          (viii) the merger, consolidation or amalgamation of the Company with and into another corporation or entity, or of any other corporation or entity with and into the Company;

          (ix)    the liquidation or dissolution of the Company;

          (x) the entering into any lease agreement for real property or any capital expenditure relating to property, plant, equipment and intangibles, or commitment therefor, involving an amount in excess of $50,000 for each related expenditure or commitment or aggregating more than $250,000 during any calendar year not otherwise approved in accordance with Section 3.1;

          (xi) the making of any loans by the Company to any employee other than (x) travel and business expense advances to employees in the ordinary course of the Company's business or (y) loans with outstanding principal and interest not in excess of $20,000 to any one employee or $100,000 in the aggregate;

          (xii) the entering into any transaction with any stockholder, director or executive officer of the Company (including the entering into or modification of any employment agreement) or any entity which controls, is controlled by or under common control with, any of such parties, except for transactions with Omnicom or any subsidiary thereof;

          (xiii) any increase in the compensation payable to any Stockholder or any other executive officer or director of the Company and the adoption or amendment of any profit sharing or other employee benefit plan; except for increases in the compensation payable to executive officers which are within the parameters of the Company's approved budget;

          (xiv) any change in the accounting policies, auditors (currently Arthur Andersen), bankers, fiscal year or authorized signatories in respect of bank accounts or loan documents of the Company;

          (xv) the granting or entering into any license or agreement concerning any portion of the Company's name not in the ordinary course of business;

          (xvi) causing or permitting any of the Company's subsidiaries to take any actions as set forth in the foregoing clauses; and

          (xvii) the delegation to any committee of the Board of Directors or to any officer of the Company of the power to take any of the actions referred to in the foregoing clauses before obtaining the authorization required by this Section.

          3.3.2   Stockholder Action.  Notwithstanding that a lesser percentage
                  ------------------
vote may be specified by law or otherwise, the Stockholders agree that during the Term, the taking of any action requiring the authorization of the stockholders of the Company shall require the affirmative vote of the holders of not less than 80% of the issued and outstanding Company Stock (or such greater percentage as required by law).

          3.3.3   Related Provisions.
                  ------------------

          (i) As long as any of the provisions of this Section 3.3 are operative and this Agreement is in full force and effect, the Company shall keep on file at its principal office a copy of this Agreement. The Company shall make such copy available to any stockholder of the Company during normal business hours and upon reasonable advance written notice.

          (ii) To the extent permitted by applicable law, as long as the provisions of this Section 3.3 are operative, the Company and the Stockholders agree that they shall cause any and all controlled subsidiaries of the Company to comply with the provisions of this Section
     3.3 as if such provisions were applicable to such subsidiary and shall cause each subsidiary's charter documents to include provisions consistent with the provisions contained in this Section 3.3.

                                  ARTICLE IV

                           COVENANTS OF COMMUNICADE
                           ------------------------

     SECTION 4.1  LINE OF CREDIT..  Communicade shall, or shall cause OFI to
                  --------------
(whether directly or through one of its affiliates), to continue to provide a line of credit to the Company (a "LINE OF CREDIT") during the term of this Agreement pursuant to the terms and conditions of that certain Loan Agreement, dated September 18, 1996 by and between the Company and OFI; provided that Omnicom, directly or indirectly, then owns Company Stock. Such Line of Credit shall be in an amount equal to $2,000,000 for use in the operation of the Company's business. Except as otherwise provided in this Section 4.1, such credit line shall be subject to the terms and conditions applicable generally to the subsidiaries of Omnicom under the Omnicom cash management program. The initial $1,000,000 of such line of credit at any time outstanding shall be without interest and any borrowings outstanding at any time over and above $1,000,000 shall bear interest at the rate then charged by Omnicom to its subsidiaries under the Omnicom cash management program, such interest rate to change when and as such rate shall change (the "APPLICABLE INTEREST RATE"). Any borrowings hereunder shall be secured by a first priority lien on all assets (and the proceeds thereof) of the Company, which security arrangement shall be evidenced by appropriate documentation reasonably satisfactory to Communicade or Omnicom, as the case may be, and the Company.

     SECTION 4.2  ACQUISITION FINANCING.  During the term of this Agreement
                  ---------------------
provided that Omnicom, directly or indirectly, then owns Company Stock, Communicade shall, or shall cause Omnicom (whether directly or through one of its affiliates), to provide financing to the Company for "new media" acquisitions as shall have been approved in accordance with the provisions of
Section 3.3 of this Agreement. The interest rate charged by Communicade or Omnicom with respect to any such financing will be the Applicable Interest Rate. Unless otherwise agreed between Communicade and the Company on a case-by-case basis, interest on any such loan shall be paid quarterly on the then outstanding principal amount and principal shall be repaid quarterly in equal installments over a seven year period.

                                   ARTICLE V

                                 MISCELLANEOUS
                                 -------------

     SECTION 5.1  NOTICES.  Any notice or other communications required or
                  -------
permitted hereunder shall be in writing and shall be deemed effective (a) upon personal delivery, or (b) on the next business day if mailed by an overnight courier service or sent by facsimile transmission, or (c) three days after the date of deposit in the mails, if mailed by registered or certified mail, postage prepaid, and in each case at the respective addresses or numbers set fort below or to such other address or number as such party may have fixed by notice:

     If to Communicade, to it c/o:

               Communicade Inc.
               437 Madison Avenue
               New York, New York 10022
               Attention: Chief Financial Officer
               Fax No. (212) 415-3530

               with a copy to:

               Davis & Gilbert LLP
               1740 Broadway
               New York, New York 10019
               Attention: Michael D. Ditzian, Esq.
               Fax No. (212) 468-4888

     If to the Company, Dachis or Kanarick, to:

               Razorfish, Inc.
               107 Grand Street
               New York, New York 10013
               Attention:  Jeffrey A. Dachis
               Fax No. (212) 966-6915

     with a copy to:

               Morrison & Foerster LLP
               1290 Avenue of the Americas
               New York, New York 10014

               Attention: Mark L. Mandel, Esq.
               Fax No. (212) 468-7900

     If to Spray Ventures, to:

               Spray Ventures AB
               Nybrogatan 55
               114 85 Stockholm
               Attention: Per Bystedt
               Fax No. 011-46-8-660 15 95

     with a copy to:

               Mannheimer Swartling Advokatbyra
               Norrmalmstorg 4
               Box 1711
               SE-111 87 Stockholm
               Attention: Axel Calissendorff
               Fax No. 011-46-8-613 55 01

     SECTION 5.2  ENTIRE AGREEMENT. This writing constitutes the entire
                  ----------------
agreement of the parties with respect to the subject matter hereof and may not be modified, amended or terminated, except by a written agreement signed by the parties hereto (or such of them that still then own Company Stock). This Agreement supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof, including without limitation, that certain Shareholders Agreement, dated September 18, 1996, by and among the Company, Communicade, Dachis and Kanarick.

     SECTION 5.3  EMPLOYMENT.  Nothing contained in this Agreement shall give
                  ----------
any Stockholder any right to be retained in the employ of the Company or affect the right of the Company to terminate a Stockholder's employment with the Company.

     SECTION 5.4  THE SPRAY NAME AND TRADEMARKS. Spray Ventures has granted to
                  -----------------------------
the Company a royalty-free, non-exclusive and non-assignable license to use the Spray tradename and trademarks on the terms and conditions set forth in the License Agreement attached hereto as Exhibit A.

     SECTION 5.5  WAIVER.  No waiver of any breach or default hereunder shall be
                  ------
considered valid unless in writing, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

     SECTION 5.6  SEVERABILITY.  If any provision of this Agreement shall be
                  ------------
held invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render invalid or unenforceable any other provision of this Agreement, and this Agreement shall be carried out as if any such invalid or unenforceable provision were not contained herein.

     SECTION 5.7  ASSIGNMENT.  Communicade shall have the right to assign its
                  ----------
rights and/or obligations to purchase shares of Company Stock pursuant to this Agreement to any member of the Omnicom Group, provided that upon any such transfer such member agrees in writing to be bound by the terms of this Agreement, and any such transferee shall be deemed to be included within the defined term "Communicade" for purposes of this Agreement. This Agreement shall be binding upon the parties hereto, their respective heirs, executors, administrators, successors and assigns.

     SECTION 5.8  HEADINGS.  The paragraph headings contained herein are for the
                  --------
purpose of convenience only and are not intended to define or limit the contents of such paragraphs.

     SECTION 5.9  FURTHER ASSURANCES.  Each party hereto shall cooperate and
                  ------------------
shall take such further action and shall execute and deliver such further documents as may be reasonably requested by any other party in order to carry out the provisions of this Agreement.

     SECTION 5.10 SPECIFIC PERFORMANCE.  It is agreed that the parties will be
                  --------------------
irreparably damaged if this Agreement is not specifically enforced. In the event of a breach or threatened breach of the terms, covenants and/or conditions of this Agreement by any of the parties hereto, the other parties shall, in addition to all other remedies, be entitled to a temporary or permanent injunction, without showing any actual damage, and/or a decree for specific performance, in accordance with the provisions hereof.

     SECTION 5.11 GOVERNING LAW.  This Agreement shall be construed under the
                  -------------
laws of the State of New York, without reference to its conflict of laws provisions.

     SECTION 5.12 COUNTERPARTS.  This Agreement may be executed in two or more
                  ------------
counterparts, all of which taken together shall constitute one instrument.

          IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement to be duly executed, as of the day and year first written.



                                    RAZORFISH, INC.



                                    By: /s/ Jeffrey A. Dachis
                                        _______________________________
                                        Jeffrey A. Dachis, President



                                    COMMUNICADE INC.



                                    By: /s/ Jerry Neumann
                                        ________________________________
                                        Name:   Jerry Neumann
                                        Title:  Chief Financial Officer



                                    SPRAY VENTURES AB



                                    By: /s/ Per Bystedt
                                        _______________________________
                                        Name:   Per Bystedt
                                        Title:  Chief Executive Officer


                                    /s/ Jeffrey A. Dachis
                                    ___________________________________
                                    JEFFREY A. DACHIS


                                    /s/ Craig M. Kanarick
                                    ___________________________________
                                    CRAIG M. KANARICK